Exhibit 99.1

Rimage Reports Record Fourth Quarter
And Full-Year 2004 Operating Results

Minneapolis, MN—February 16, 2005—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $20,895,000 for the fourth quarter of 2004 ended December 31, an increase of 33% from $15,671,000 in the year-earlier period. Net income rose 26% to $3,099,000 or $0.31 per diluted share, from $2,465,000 or $0.25 per diluted share in the fourth quarter of 2003. Rimage previously forecasted fourth quarter earnings of $0.20 to $0.22 per diluted share on revenues of $17.5 to $18.5 million.

For full-year 2004, revenues totaled $70,848,000, up 32% from $53,797,000 in 2003. Net income for 2004 increased 18% to $9,072,000 or $0.91 per diluted share, from $7,666,000 or $0.79 per share in the prior year.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our record and strongly improved operating results for the fourth quarter and full year were generated in large measure by the new growth strategy that we started implementing earlier this year. Through this strategy, we are aggressively pursuing higher-growth opportunities in such emerging markets as retail photography, medical imaging and recordkeeping, and business offices. We have developed appropriate new CD/DVD publishing systems for these markets and significantly strengthened our sales and marketing organization to penetrate these areas. We have devoted considerable resources on these initiatives during the past year, and as a result, sales into the retail, medical and business office markets have grown strongly. Moreover, these emerging markets are generating added demand for consumable supplies, and sales of media kits containing blank discs and replacement ribbons and cartridges have generated growing levels of incremental revenues. Based on the initial success of our new strategy, we believe 2005 should be another excellent year for Rimage.”

Rimage’s fourth quarter revenue growth benefited from strong sales of the new DiscLab™ product line, a CD/DVD publishing system designed as a network appliance to meet the specialized requirements of retail and medical applications. During the fourth quarter, DiscLab units continued to be deployed by the major national retailer that is using this equipment as the digital output solution in its one-hour photo-finishing labs. DiscLab systems are now installed in approximately 600 of this customer’s labs. The DiscLab product line also posted strong sales into the medical market, where CT, MRI, PACS and other medical imaging modalities are being retrofitted with Rimage’s digital output systems. The medical arena remained Rimage’s fastest growing market throughout the past year. Sales of Rimage’s new 2000i Desktop publishing system into the business office market were also robust in the fourth quarter.

Recurring revenues, including sales of maintenance contracts, printer ribbons and cartridges, parts and blank CD/DVD media, increased 55% in the fourth quarter and 65% for the year. These revenues accounted for 35% of total fourth quarter sales (versus 30% in the year-earlier period) and 38% of total sales for the full year (compared to 30% in 2003). The strong growth of consumable supplies has been spurred by Rimage’s media kit strategy as well as by the continued expansion of Rimage’s worldwide installed base of CD/DVD publishing systems.

International sales, primarily European, increased 17% in the fourth quarter and 18% for the full year. As a percentage of total revenues, international sales accounted for 40% of fourth quarter revenues (versus 45% in the year-earlier period) and 38% for the year (compared to 42% in 2003). Currency effects increased worldwide sales by 3% in the fourth quarter and for the full year.

Cash and short-term investments totaled $52,495,000 at December 31, 2004, up from $49,188,000 at the end of the third quarter and also up from $48,597,000 at the end of 2003. Stockholders’ equity came to $62,721,000 at December 31, 2004, up from $59,370,000 at the end of the third quarter and from $52,011,000 at year-end 2003.

First Quarter Guidance
For the first quarter of 2005 ending March 31, Rimage is forecasting earnings of $0.21 to $0.23 per diluted share on revenues of $18.0 to $19.0 million.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government. Visit our web site at www.rimage.com.

Statements regarding Rimage’s anticipated performance in 2004 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/261-2210
952/944-8144

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenues	$20,895	$15,671	$70,848	$53,797
Cost of Revenues	11,064	8,023	38,027	27,399
Gross Profit	9,831	7,649	32,821	26,398
Operating Expenses:
Research and Development	1,168	1,123	4,530	3,765
Selling, General and Administrative	4,279	2,821	14,856	11,076
Total Operating Expenses	5,447	3,945	19,386	14,841
Operating Income	4,384	3,704	13,435	11,557
Other Income, Net	253	178	608	515
Income Before Income Taxes	4,637	3,882	14,043	12,072
Income Tax Expense	1,538	1,417	4,971	4,406
Net Income	3,099	2,465	9,072	7,666
Net Income Per Basic Share	$.33	$.27	$.98	$.86
Net Income Per Diluted Share	$.31	$.25	$.91	$.79
Basic Weighted Average
Shares Outstanding	9,361	9,105	9,290	8,931
Diluted Weighted Average
Shares Outstanding	9,989	9,950	9,932	9,743

Consolidated Balance Sheet Information:
	Balance as of
	December 31, 2004	December 31, 2003
	(Unaudited)

Cash and Marketable Securities	$52,495	$48,597
Accounts Receivable	10,184	6,243
Inventories	7,396	3,334
Total Current Assets	71,665	59,849
Property and Equipment, Net	2,386	1,137
Total Assets	74,138	61,024
Current Liabilities	11,277	9,013
Stockholders' Equity	62,721	52,011

Conference Call and Replay

Rimage Corporation will review its fourth quarter operating results in a conference call at 10:00 AM Eastern today. To participate, call 1-800-240-6709 about 10 minutes before the scheduled start time and ask for the Rimage conference call. A replay of the conference call will be available through February 23, 2005 by dialing 1-303-590-3000 and providing the 11024020 confirmation code. Investors also can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software.